Exhibit 99.1
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484-6042

Republic Airways to operate Embraer 170 regional jets
for Hawai’i’s Mokulele Airlines

Indianapolis (Oct. 15, 2008) – Republic Airways Holdings Inc. (NASDAQ: RJET) announced today that its Shuttle America subsidiary was selected by Mokulele Airlines of Hawai’i to operate four, 70-seat Embraer 170 jets under a 10-year capacity-purchase agreement beginning Nov. 19, 2008. Mokulele Airlines will schedule, price, distribute and promote all of its flights, including those operated by Shuttle America.

“We look forward to bringing our dependable, award-winning service to the beautiful islands of Hawai'i, and we are especially pleased to be partnering with Hawai’i’s locally owned Mokulele Airlines,” said Bryan Bedford, Chairman, President and CEO of Republic Airways. "Mokulele’s passengers are sure to enjoy the spacious, dual-class cabin of one of the industry’s most comfortable and passenger-friendly jets.”

“As a local Hawaiian airline that has been serving the Island since 1997, we are grateful for the significant support we received from our local business and resort communities, which is making this expansion possible. Mokulele Airlines is pleased to be able to offer our passengers the expanded service and convenience made possible by the addition of the E170 jet aircraft to our growing Inter-Island network,” said Mokulele Airlines CEO Bill Boyer.

Key commercial terms of the agreement include:

1.	Mokulele will purchase all capacity at predetermined rates and will directly pre-pay or reimburse Republic for industry standard pass-through costs, including fuel.

2.	The first two aircraft are expected to be placed into service on November 19, with an additional two aircraft planned to enter revenue service during the spring of 2009.

3.	The agreement has a term of 10 years from the date of the first aircraft delivery.

4.	Republic will provide up to $8.0 million in direct financing to Mokulele in the form of a line of credit, which can be converted, at Republic’s option, up to 45% of the common stock of Mokulele

Republic Airways, the parent company of Shuttle America, is the world’s largest operator of Embraer’s E-Jet family of aircraft, which includes the E170. Mokulele passengers will appreciate the remarkable spaciousness of the E170, including its large windows, and more comfortable seating and wider aisles. The innovative fuselage design maximizes cabin width at elbow and shoulder level to create a spacious interior designed to increase passenger comfort. The distinctive four-abreast arrangement guarantees no more middle seats, allowing all guests on board either an aisle or window seat, which also improves cabin comfort. All overhead bins can easily accommodate large carry-on bags. In fact, the E170 offers up to 28% more total stowage volume per seat when compared to other similar-capacity narrow-body jets.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 99 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, Midwest Connect and US Airways Express. The airlines currently employ approximately 4,400 aviation professionals and operate 233 jet aircraft.